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                                                                      EXHIBIT 10

                                    HCA INC.

                   2003 PERFORMANCE EQUITY INCENTIVE PROGRAM
                   PURPOSE AND ADMINISTRATION OF THE PROGRAM

     The 2003 Performance Equity Incentive Program (the "Program") has been established by HCA Inc. (the "Company") to encourage outstanding performance from employees who are in a position to make substantial contributions to the success of the Company. Awards of restricted stock or deferred cash awards paid to Covered Officers(1) will be made pursuant to the Company's 2000 Equity Incentive Plan (the "2000 Plan") and are governed by the terms of the 2000 Plan. In the event of any inconsistency between the terms of the Program with respect to such awards or any related award agreement and the 2000 Plan, the terms of the 2000 Plan shall govern. Subject to the foregoing and applicable law, all designations, determinations, interpretations, and other decisions under or with respect to the Program or any award shall be within the sole discretion of the Committee, may be made at any time and shall be final, conclusive, and binding upon all persons.

                                 PARTICIPATION

     All regular/corporate payroll Director and above employees with at least three months employment with the Company during 2003 (the "Fiscal Year") are eligible to receive an award (a "Participant") pursuant to the Program.

                  INCENTIVE CALCULATION AND PAYMENT OF AWARDS

     The Committee will make awards pursuant to the Program on such terms as it may prescribe based on the performance criteria set forth below and such other factors as it may deem appropriate. Awards will be made as soon as practicable after financial results for the Fiscal Year are known, but in no event later than ninety (90) days after the end of the Fiscal Year. No awards will be paid to a Participant if the Committee determines that the Participant's conduct during the Fiscal Year was inconsistent with the Company's stated mission and values, the Code of Conduct or the Corporate Integrity Agreement. Awards pursuant to the Program will be paid in restricted shares of the Company's common stock or in deferred cash and on such other terms as the Committee may prescribe. All awards pursuant to the Program are restricted and subject to forfeiture. The restricted period shall expire on the first anniversary of the date of grant as to one-half (1/2) of the award made hereunder and shall expire on the second anniversary of the date of grant as to the remaining one-half (1/2) of any such award. Awards paid in cash pursuant to the Program shall bear interest at a rate determined by the Committee at the date of grant. This Program is not a "qualified" plan for tax purposes, and any payments are subject to applicable tax withholding requirements.

                                                                   NON-FINANCIAL
                                                  -----------------------------------------------
                                                     SATISFACTION
                                FINANCIAL         CORPORATE -- CLIENT                  INDIVIDUAL
                           --------------------      OPERATIONS --        EMPLOYEE      SPECIFIC
                           EBITDA   EPS   OTHER         PATIENT         SATISFACTION     GOALS
                           ------   ---   -----   -------------------   ------------   ----------
Covered Officers(2)......   100%    --      --            --                 --             --
Corporate SVP's..........    --     80%     --            10%                10%            --
Group Operations.........    50%(3) 50%     --            --                 --             --
Corporate -- Other.......    --     25%     25%           10%                --             40%
Hospital Officers........    70%(3)         --            15%                --             15%
PAS......................    --     --      80%           --                 --             20%

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(1) Covered Officers shall have the meaning set forth in the 2000 Plan.

(2) The aggregate incentive pool for Covered Officers shall be an amount equal to the product of the Company's EBITDA for the Fiscal Year multiplied by
    .2%. For purposes of this calculation EBITDA means income before depreciation and amortization, interest expense, loss on retirement of debt,
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    settlement with Federal government, gains and losses on sales of facilities, impairment of investment securities, impairment of long-lived assets, investigation related costs, minority interests and income taxes. The maximum percentage of the aggregate incentive pool that each Covered Officer may earn pursuant to the Program shall be as follows: Chief Executive
    Officer (36%); President (21%); each additional Covered Officer (14.3%).

(3) Based on Group, Division, Market and/or Hospital EBITDA, as applicable.

ADJUSTMENTS FOR UNUSUAL OR NONRECURRING EVENTS

     The Committee is hereby authorized to make adjustments in the terms and conditions of, and the criteria included in, awards in recognition of unusual or nonrecurring events affecting any Participant, the Company, any subsidiary or affiliate, or the financial statements of the Company or any subsidiary or affiliate, or changes in applicable laws, regulations, or accounting principles, whenever the Committee determines that such adjustments are appropriate in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Program. The Committee is also authorized to adjust performance targets or awards (other than with respect to performance awards to Covered Officers) to avoid unwarranted penalties or windfalls. Performance awards to Covered Officers may be reduced, but not increased, in the sole discretion of the Committee in order to avoid unwarranted windfalls. Notwithstanding anything to the contrary, no such adjustment shall be authorized to the extend that such authority would be inconsistent with an award to a Covered Officer being paid solely on account of the attainment of pre-established, objective performance goals, all within the meaning of the regulations promulgated under Section 162(m) of the Internal Revenue Code of 1986, as amended.

                               AWARDS AGREEMENTS

     Each award hereunder shall be evidenced by an award agreement approved by the Committee that shall be delivered to the Participant and may specify the terms and conditions of the awards and any rules applicable thereto.

NO RIGHT TO EMPLOYMENT

     The grant of an award shall not be construed as giving a Participant the right to be retained in the employ of the Company or any subsidiary or affiliate.

NO TRUST OR FUND CREATED

     Neither the Program nor any award shall create or be construed to create a trust or separate fund of any kind or a fiduciary relationship between the Company or any subsidiary or affiliate and a Participant or any other person. To the extent that any person acquires a right to receive payments from the Company or any subsidiary or affiliate pursuant to an award, such right shall be no greater than the right of any unsecured general creditor of the Company or any subsidiary or affiliate.

NO RIGHTS TO AWARDS

     No person shall have any claim to be granted any award and there is no obligation for uniformity of treatment among Participants. The terms and conditions of awards, if any, need not be the same with respect to each Participant.